AMENDED AND RESTATED ADDENDUM A
To
MASTER EQUIPMENT LEASE

Attached to and by reference made a part of the Master Equipment Lease dated September 29, 2000 and all Equipment Schedule A's dated September 29, 2000 executed by Fifth Third Bank, Ohio Valley as Lessor, and Kentucky Electric Steel, Inc. (the Lessee) as Lessee. This Amended and Restated Addendum amends and restates that certain Addendum A to the Master Lease dated September 29, 2000.
In consideration of Fifth Third Bank, Ohio Valley extending a 1ease in the total amount of $8,536,082 to Lessee and various other prior and existing extensions of credit and any additional extensions of credit or renewals (the "lease", "notes", "loan", or "loans") Lessee agrees as follows:
Representations and Warranties
To induce Lessor to make the lease, Lessee makes the following representations and warranties, which shall survive the execution and delivery of the lease:
1. Affirmative Covenants. The Lessee covenants, and agrees with the Lessor that, until (a) all Obligations have been paid in full, and (b) there exists no commitment by the Lessor which could give rise to any Obligations, the Lessee will comply with such of the following covenants:
(a) The financial information furnished to Lessor in connection with its application for the lease and in the financial statements submitted to Lessor is complete and accurate in all material respects and Lessee has no undisclosed direct or contingent liabilities which are material in amount.
(b) Lessee is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, has corporate power to carry on the business in which it is engaged, and the obtaining and performance of the lease have been duly authorized by all necessary action of the board of directors and shareholders of the corporation under the applicable law, and do not and will not (i) violate any provisions of law or any of its organizational or other organic documents, or (ii) result in a breach of, constitute a default under, require any consent under, or result in the creation, of any lien, charge, or encumbrance upon any property of Lessee pursuant to any instrument order, or other agreement to which Lessee is a party or by which Lessee, any of its officers as such, or any of its property is bound.
(c) There are no judgments, liens, encumbrances, or other security interests outstanding against Lessee or any of its property other than those disclosed to Lessor in connection with its request for the lease.
(d) Lessee has not incurred any debts, liabilities, or obligations, which are material in amount and has not committed itself to incur any debts, liabilities, or other obligations other than those disclosed to Lessor in connection with the request for the lease or shown on the financial statements submitted to Lessor.
(e) Proceeds of the lease will be used exclusively to repay debt and other general corporate purposes.
(f) Reserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Lessee or against Lessee's property which are material in amount before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.
(g) Periodic Financial Statements. Furnish to the Lessor in writing as soon as available, but in no event more than 120 days after the end of each Annual accounting period of the Lessee, statements of operations, changes in shareholders' equity, and cash flows for such period and for the period from the beginning of the current fiscal year of the Lessee to the end of such period, and a balance sheet as at the end of such period, all in detail and scope reasonably satisfactory to the Lessor.
(h) Interim Statements. Within 60 days after the close of each Quarter, Lessee will provide Lessor a balance sheet and statement of operations on Lessee certified by Lessee to be correct and accurate; and such other information respecting the financial condition and operation of Lessee as Lessor may from time to time reasonably request.
(i) At any time an annual or quarterly report is due and the Lessee cannot comply with the provisions of this Agreement, an executive officer of the Lessee shall provide to the Lessor a certificate stating the respect in which it has failed to do so.
(j) Record Audit. Upon reasonable prior notice and during business hours, permit any representative or agent of Lessor to examine and audit any or all Lessee's books, assets, and records requested by Lessor.
(k) Adverse Change. Inform Lessor immediately of any material adverse change in the financial condition of Lessee Lessee will also promptly inform Lessor of any litigation or threatened litigation, which might substantially affect
Lessee's financial condition.
(l) Certain Defined Terms. As used herein the following terms will have the following meanings:
1.1 "Capital Expenditures" shall mean, for any period and with respect to any person, the aggregate of all expenditures by such person and its subsidiaries with respect to such period which should be capitalized according to GAAP on a consolidated balance sheet of such person and its subsidiaries, including all expenditures with respect to fixed or capital assets which should be so capitalized and, without duplication, the amount of all Capitalized
Rentals.
1.2 "Capitalized Rentals" of any person shall mean as of the date of any determination thereof the amount at which the aggregate rentals due and to become due under all capitalized leases under which such person is a lessee would be reflected as a liability on a consolidated balance sheet of such person.
1.3 "Consolidated EBITDA" shall mean, for any period, consolidated net earnings during such period, plus
(to the extent deducted in determining consolidated net earnings) (a) all interest charges on all indebtedness (including Capitalized Rentals) of the Lessee and its subsidiaries, (b) all provisions of any Federal, state or other income taxes made by the Lessee and its subsidiaries during such period and
(c) depreciation, amortization, or any other non-cash charges for the Lessee and its subsidiaries for such period.
1.4 "Consolidated Tangible Net Worth" shall mean, at any time, Consolidated stockholders equity (determined in accordance with GAAP) after, without duplication,
(i) excluding the effect of changes in GAAP after September 29, 2001 and (ii) excluding any write-downs of assets occurring subsequent to September
29, 2001 (x) under Financial Accounting Standards
Board Statement No. 5 relating to asset impairment,
(y) under Financial Accounting Standards Board
Statement No. 121 relating to asset impairment and/or (z) pursuant to section 382 of the Code, minus the net book value of all assets of the Lessee and its subsidiaries, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense (other than debt expenses incurred in connection with the financial restructuring with Lessees noteholders and lender occurring as of January 14, 2002), organizational expenses and the excess of the equity in any subsidiary over the cost of the investment in such subsidiary.
1.5 "Debt Service" shall mean, with respect to any period, the sum of the following: (a) all interest charges on all indebtedness (including Capitalized
Rentals) of the Lessee and its subsidiaries for such period and (b) all payments of principal in respect of debt of the Lessee and its subsidiaries
(including Capitalized Rentals) paid or payable during such period after eliminating all offsetting debits and credits between the Lessee and its subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Lessee and its subsidiaries in accordance with GAAP.
1.6 "Debt Service Coverage Ratio" shall mean, at any time, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on, or most recently ended prior to, such time to
(b) debt Service for such period. Notwithstanding the foregoing, in the fourth Fiscal Quarter of Fiscal Year 2003 and each of the first three Fiscal
Quarters of Fiscal Year 2004, the Debt Service
Coverage Ratio shall be annualized by multiplying
Consolidated EBITDA for the actual number of Fiscal
Quarters elapsed since the end of the third Fiscal
Quarter of Fiscal Year 2003 at the time of computation by a fraction, the numerator of which is 4 and the denominator of which is the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003.
1.7 "Fiscal Quarter" shall mean a fiscal quarter of the Lessee.
1.8 "Fiscal Year" shall mean a fiscal year of the Lessee.
1.9 "Interest Coverage Ratio" shall mean, at any time, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on, or most recently ended prior to, such time to (b) all interest charges on all indebtedness (including
Capitalized Rentals) of the Lessee and its subsidiaries for such period. Notwithstanding the foregoing, in the fourth Fiscal Quarter of Fiscal
Year 2003 and each of the first three Fiscal
Quarters of Fiscal Year 2004, the Interest Coverage
Ratio shall be annualized by multiplying
Consolidated EBITDA for the actual number of Fiscal
Quarters elapsed since the end of the third Fiscal
Quarter of Fiscal Year 2003 at the time of computation by a fraction, the numerator of which is 4 and the denominator of which is the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003.
(m) Minimum Consolidated Tangible Net Worth. The Company will not, at any time during any period set forth below, permit Consolidated Tangible Net Worth to be less than the amount set forth opposite such period below:


Period
Minimum Consolidated
Tangible Net Worth
Fiscal Year 2002
$11,000,000
Fiscal Year 2003
$9,000,000
First two Fiscal Quarters
of Fiscal Year 2004
$10,000,000
Third Fiscal Quarter of
Fiscal Year 2004 and
thereafter
$11,000,000 plus an
aggregate amount
equal to 50% of
Consolidated Net
Earnings (but, in
each case, only if a
positive number) for
each completed
Fiscal Quarter
beginning with the
third Fiscal Quarter
of Fiscal Year 2004

(n) Minimum Consolidated EBITDA (a)	The Lessee will not,
on the last day of any Fiscal Quarter set forth below, permit Consolidated EBITDA calculated using Consolidated EBITDA for the Fiscal Year to date as of the end of each such period (except as otherwise indicated with respect to the last two periods below) to be less than the amount set forth opposite such period below:

Period (FQ = Fiscal
Quarter)
Minimum Consolidated
EBITDA
First FQ of Fiscal Year
2002
($2,300,000)
Second FQ of Fiscal Year
2002
($3,800,000)
Third FQ of Fiscal Year
2002
($4,150,000)
Fourth FQ of Fiscal Year
2002
($4,300,000)
First FQ of Fiscal Year
2003
($250,000)
Second FQ of Fiscal Year
2003
$535,000
Third FQ of Fiscal Year
2003 (Consolidated EBITDA
for such FQ only)
$1,438,000
Fourth FQ of Fiscal Year
2003 (Consolidated EBITDA
for such FQ only)
$1,356,000

(b)	If Consolidated Tangible Net Worth on the last
day of any Fiscal Quarter set forth below is less than $14,000,000, the Lessee will not, on the last day of such Fiscal Quarter, permit Consolidated EBITDA for such Fiscal
Quarter to be less than the amount set forth opposite such period below:

Period (FQ = Fiscal
Quarter)
Minimum Consolidated
EBITDA
First FQ of Fiscal Year
2004
$1,666,000
Second FQ of Fiscal Year
2004
$1,666,000
Third FQ of Fiscal Year
2004
$1,666,000
Fourth FQ of Fiscal Year
2004
$1,666,000
First FQ of Fiscal Year
2005 and thereafter
$2,441,000


(o) Interest Coverage Ratio. The Lessee will not, for any Fiscal Quarter commencing with the Fiscal Quarter ending in September 2003, permit the Interest Coverage Ratio to be less than 1.10 to 1.00.
(p) Debt Service Coverage Ratio. The Lessee will not, for any Fiscal Quarter commencing with the Fiscal Quarter ending in September 2003, permit the Debt Service Coverage Ratio to be less than 1.00 to 1.00.
(q) Capital Expenditures. The Lessee will not, and will not permit any subsidiary to, make or become committed to make (without duplication) any Capital Expenditure if the aggregate amount of all Capital Expenditures made or committed to be made by the Lessee and its subsidiaries in
(i) Fiscal Year 2002 would exceed $1,500,000, (ii) Fiscal
Year 2003 would exceed $1,500,000, plus an amount equal to the maximum amount of Capital Expenditures which could have been incurred in compliance with this Section in Fiscal Year 2002 but were not incurred during Fiscal Year 2002, (iii) Fiscal Year 2004 would exceed $2,000,000 plus an amount (which shall in no event exceed $1,000,000) equal to the maximum amount of Capital Expenditures which could have been incurred in compliance with this Section in Fiscal Year 2003 but were not incurred during Fiscal
Year 2003 and (iv) Fiscal Year 2005 and each Fiscal Year thereafter would exceed $3,000,000. Notwithstanding anything to the contrary contained in this Section, the foregoing limitations on Capital Expenditures for any Fiscal Year shall be adjusted upward for any Capital Expenditures that are necessary for compliance with requirements of the United States Environmental Protection Agency or any other Governmental Authority.
(r) Specific Equipment. Certain equipment as further described in Exhibit A located at Ashland, Kentucky.
(s) Lien declaration. Lessee represents and warrants that Lessor is the absolute owner of all equipment described in the Equipment Schedule A dated as of September 29, 2000 and that such equipment is owned free and clear of all liens, encumbrances, mortgages, and security interests of any kind except as presented in the original lease request.
Dated as of January 14, 2002





KENTUCKY ELECTRIC STEEL, INC.		FIFTH THIRD BANK, OHIO VALLEY

By: 	\s\William J. Jessie		By:     \s\Stewart Greenlee
Title: Vice President & CFO		Title:  President

					GENERAL ELECTRIC CAPITAL CORPORATION

						By:     \s\Erik E. Anderson
						Title   Senior Risk Analyst

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